Exhibit 10.3

                               AGREEMENT OF EMPLOYMENT

     THIS AGREEMENT is entered into as of the 1st day of May, 1999 by and between Cogeneration Corporation of America ("Company"), a Delaware corporation, and Julie A. Jorgensen ("Employee").

WHEREAS:

A. Company desires to employ Employee, and Employee desires to be employed by Company, as Company's "President and Chief Executive Officer."

B. Employee and Company recognize and acknowledge that Employee's executive responsibilities will give Employee knowledge of all aspects of the Company's operations, including its business plans and strategies, current and contemplated generation projects and ventures, customers, and other proprietary information, which information would seriously harm Company if provided to a competitor. In addition, Employee's responsibilities will allow Employee to develop business relationships with existing and potential customers, suppliers and partners and with other Company employees that, if used on behalf of a competitor, would seriously harm Company.

C. Employee and Company recognize and acknowledge Company's need to protect its confidential and proprietary information as well as its business relationships and goodwill.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Employee and Company, intending to be legally bound, agree as follows:

     1.   EMPLOYMENT.

          (a) POSITION AND DUTIES. Company agrees to employ Employee as its "President and Chief Executive Officer," with such duties as may be determined by Company from time to time. Employee shall perform these duties subject to the direction and supervision of Company's Board of Directors. Employee accepts such employment and agrees to devote her full time skills to the conduct of Company's business, performing to the best of Employee's abilities such duties as may be reasonably requested by Company. Employee agrees to serve Company diligently and faithfully so as to advance Company's best interests and agrees to not take any action in conflict with Company's interests.

          (b)  TERM.   This Agreement shall be effective May 1, 1999 and shall
     continue for an initial term ending on the second anniversary of the effective date. Thereafter, the term shall be automatically extended for successive one year periods unless either party gives written notice to the other in advance of any annual anniversary date of this

     Agreement (beginning May 1, 2000) that the term shall expire one year from such annual anniversary date.

          (c) TERMINATION. This Agreement may be terminated by either Company or Employee upon 30 days advance written notice. In addition, this Agreement shall immediately terminate upon Employee's death or Disability (as defined below). If Employee's employment is terminated due to Employee's death or Disability or for Cause (as defined below) or if Employee voluntarily resigns without Good Cause (as defined below), Company shall pay Employee's Base Salary (as defined below) and employee benefits (which shall not include any incentives such as stock option grants or annual or other bonuses which were not earned in full as of the date of termination or resignation) through the date of termination or resignation and Company shall have no further obligations under this Agreement. If Company terminates Employee's employment for any reason other than death, Disability or Cause, or if Employee voluntarily resigns for Good Cause, Company shall pay Employee a lump sum, as severance (the "Severance Payment"), calculated as set forth below provided that Employee executes a settlement and release agreement in a form acceptable to Company releasing Company from any and all claims which Employee may have against Company, whether relating to Employee's employment, termination or otherwise. The Severance Payment shall be equal to two times the sum of Employee's then current Base Salary plus an amount equal to the target amount for Employee's annual bonus as provided in the Company's Short Term Incentive Plan in effect on the date of Employee's termination or resignation; provided, however, that if there has been a "Change in Control" (as such term is defined in the Company's 1997 Stock Option Plan (the "1997 Plan"), a copy of which is attached as Exhibit A) of the Company and the effective date of such termination or resignation is on or before May 1, 2000, the Severance Payment shall be equal to the sum of Employee's then current Base Salary plus an amount equal to the target amount for Employee's annual bonus as provided in the Company's Short Term Incentive Plan in effect on the date of Employee's termination or resignation. For purposes of this Agreement, (i) "Cause" means willful neglect or failure to render services to be performed under this Agreement (not including any failure resulting from any of the circumstances covered within the definition of "Disability") or engaging in illegal conduct or gross misconduct either of which results in material and demonstrable damage to the business of Company, (ii) "Disability" means the date upon which Employee is qualified to receive long term disability benefits under the Company's long term disability policy or, if no such policy exists, the date upon which Employee shall have been unable, due to illness, accident or any other physical or mental incapacity, to perform her duties under this Agreement for a period of six consecutive months and (iii) resign with "Good Cause" means resigning (A) within three months of a material change or reduction in Employee's title or job responsibilities with Company, unless such action is remedied by Company promptly upon receipt of written notice thereof from Employee, (B) within three months of a change of the Company's headquarters to a location which is more than 25 miles from its current location at 1 Carlson Parkway, Minnetonka, MN or (C) as a result of a material breach by Company of the compensation or benefit terms of this Agreement, provided that Employee has given Company written notice of, and a reasonable opportunity to cure, such breach.

     (d)  COMPENSATION AND BENEFITS.

          (I) BASE SALARY. Company shall pay Employee an annual base salary ("Base Salary") of $200,000, payable in 24 equal bi-monthly installments on the Company's regular payroll dates. The Base Salary shall be subject to review and adjustment by the Board of Directors as of May of each year but shall not be less than the Base Salary initially in effect on the date of this Agreement.

          (II) ONE-TIME BONUS. Upon execution of this Agreement, Company shall pay Employee a one-time signing bonus of $20,000. If Employee resigns her employment with Company for any reason other than Good Cause or if Employee's employment with Company is terminated for Cause on or before May 1, 2000, Employee shall be obligated to refund to Company all amounts paid to Employee under this subparagraph (II);

          (III) ANNUAL BONUS PROGRAM. Employee will be eligible to participate in the Company's Short-Term Incentive Plan which provides for annual bonuses based on the performance of Employee and Company. The guidelines used to determine awards under the Company's existing Short-Term Incentive Plan are set forth on Exhibit B.

          (IV) OTHER BENEFITS. Employee shall be entitled to fully paid parking (if necessary), 4 weeks of paid vacation annually and a leased automobile pursuant to the Company's program administered by GE Credit (which is the same as the program in place for officers of NRG Energy, Inc.). In addition, Company shall provide such medical and other benefits as are approved by Company's Board of Directors for the benefit of all Company executives; provided, however, that the benefits provided by Company to its executives (including Employee) and other employees are subject to change from time to time at the discretion of Company with or without prior notice. Finally, Employee acknowledges that Company does not currently have, and it is not contemplated that Company will have, a defined benefit pension plan.

          (V) CLUB MEMBERSHIP. Employee shall be entitled to reimbursement for monthly membership dues (but not initiation fees or dues), up to a maximum of $450 per month (subject to upward adjustment by the Board of Directors), at a club of her choice located near the Company's headquarters.

          (VI) STOCK OPTIONS. Employee shall be entitled to receive performance based incentive stock options (the "Options") to purchase 233,000 shares of Company common stock under the 1997 Plan and 17,000 shares of Company common stock under the Company's 1998 Stock Option Plan (the "1998 Plan"), a copy of which is attached as Exhibit C. The exercise price of the Options shall be equal to the closing price of Company common stock on the date the Options are granted, and the Options shall vest as follows:

                a) 50,000 shares under the 1997 Plan (the "First Block") when either (i) the price of Company common stock is greater than or equal to $15 per share for at least 15 of 20 consecutive trading days or (ii) a "Corporate Transaction" shall be deemed to occur under the 1997 Plan which will result in at least $15 per share in cash (or an equivalent amount in other consideration) to be paid to the holders of Company common stock, provided that if the First Block has not vested on or before December 31, 2004 it shall expire;

                b) 50,000 shares under the 1997 Plan (the "Second Block") when either (i) the price of Company common stock is greater than or equal to $20 per share for at least 15 of 20 consecutive trading days or (ii) a "Corporate Transaction" shall be deemed to occur under the 1997 Plan which will result in at least $20 per share (or an equivalent amount in other consideration) to be paid to the holders of Company common stock, provided that if the Second Block has not vested on or before December 31, 2004 it shall expire;

                c) 100,000 shares under the 1997 Plan (the "Third Block") when either (i) the price of Company common stock is greater than or equal to $25 per share for at least 15 of 20 consecutive trading days or (ii) a "Corporate Transaction" shall be deemed to occur under the 1997 Plan which will result in at least $25 per share (or an equivalent amount in other consideration) to be paid to the holders of Company common stock, provided that if the Third Block has not vested on or before December 31, 2006 it shall expire;

                d) 33,000 shares under the 1997 Plan (the "Fourth Block") when either (i) the price of Company common stock is greater than or equal to $35 per share for at least 15 of 20 consecutive trading days or (ii) a "Corporate Transaction" shall be deemed to occur under the 1997 Plan which will result in at least $35 per share (or an equivalent amount in other consideration) to be paid to the holders of Company common stock, provided that if the Fourth Block has not vested on or before December 31,

                    2006 it shall expire; and

                e) 17,000 shares under the 1998 Plan (the "Fifth Block") when either (i) the price of Company common stock is greater than or equal to $35 per share for at least 15 of 20 consecutive trading days or (ii) a "Corporate Transaction" shall be deemed to occur under the 1998 Plan which will result in at least $35 per share (or an equivalent amount in other consideration) to be paid to the holders of Company common stock, provided that if the Fifth Block has not vested on or before December 31, 2006 it shall expire.

                Except as specifically provided above, none of the Options shall vest or otherwise become exercisable upon a "Change in Control" or "Corporate Transaction" (as such terms are defined in the applicable Stock Option Plan). If any of the Options vest in accordance with their terms, such Options shall remain exercisable until ten years from the date of grant.

          (VII) TRANSACTION BONUS. If Employee's employment is terminated by Company without Cause on or before May 1, 2001 and if within six months of the effective date of such termination a Corporate Transaction shall be deemed to occur under the applicable Stock Option Plan, then Company shall pay to Employee a bonus equal to the number of shares of Company common stock covered by Qualifying Options (as defined below) multiplied by the difference (calculated for each Qualifying Option) between the value of the consideration paid per share in the Corporate Transaction to holders of Company common stock and the exercise price per share of any Options which were not vested as of the effective date of such termination but which would have vested had Employee been employed by Company on the date the Corporate Transaction is deemed to occur ("Qualifying Options"). If the consideration paid in the Corporate Transaction is stock or other securities which would have allowed Employee to be eligible for long-term capital gains treatment with respect to any gain to be recognized on the disposition of the stock or other securities received, the amount calculated in the preceding sentence shall be increased by 50%.

     2.   NON-COMPETITION.

          (a) Employee understands and agrees that, in addition to Employee's below-described exposure to Company's Confidential Information or Trade Secrets, Employee may, in his or her capacity as an employee, at times meet with Company's customers and suppliers, and that as a consequence of using and associating with Company's name, goodwill, and professional reputation, Employee will be in a position to develop personal and professional relationships with Company's past, current, and prospective customers and suppliers. Employee further acknowledges that during the course and as a result of employment by Company, Employee may be provided certain specialized training or know-how. Employee understands and agrees that this goodwill and reputation, as well as Employee's knowledge of Confidential Information or Trade Secrets and specialized training and know-how, could be used unfairly in competition against Company.

          (b) Accordingly, Employee agrees that, during the course of Employee's employment with Company and for one year from the date of Employee's voluntary or involuntary resignation from, or termination of employment with, Company, Employee shall not:

                (i) Directly or indirectly own, manage, consult, associate with, operate, join, work for, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business (whether in corporate, proprietorship, or partnership form or otherwise), as more than a 10% owner in such business or member of a group controlling such business, which is engaged in the development, ownership or operation of cogeneration energy facilities or which will compete with any proposed business activity of Company in the planning stage on the date of her resignation or termination. Employee and Company agree that this provision is reasonably enforced as to the United States.

                (ii) Directly or indirectly solicit, service, contract with or otherwise engage any past (one year prior) or existing customer, client, or account who then has a relationship with Company for current or prospective business on behalf of a competitor of the Company, or on Employee's own behalf for a competing business. Employee and Company agree that this provision is reasonably enforced as to the United States.

                (iii) Cause or attempt to cause any existing customer, client, or account, who then has a relationship with the Company for current or prospective business, to divert, terminate, limit or in any manner modify, or fail to enter into any actual or potential business relationship with Company. Employee and Company agree that this provision is reasonably enforced as to the United States.

                (iv) Directly or indirectly solicit, employ or conspire with others to employ any of Company's employees. The term "employ" for purposes of this paragraph means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, consultant, agent or otherwise. Employee and Company agree that this provision is reasonably enforced as to the United States.

          (c) Employee further agrees to inform any new employer or other person or entity with whom Employee enters into a business relationship during the one year non-competition period, before accepting such employment or entering into such a business relationship, of the existence of this Agreement and give such employer, person or other entity a copy of this paragraph 2.

          (d) Company agrees that the terms "activity which will compete with the business of the Company," "competitor of the Company," "competing business," and "relationship with the Company" as used in this Agreement shall be narrowly applied and that it is not the belief of Company that all companies in the energy business are competitors of Company. Company further agrees that this Agreement shall not be so broadly construed that Employee is prevented during the non-compete period from obtaining all other employment in the energy industry.

     3. RETURN OF PROPERTY. Employee agrees that upon the termination of employment with Company the originals and all copies of any and all documents (including computer data, disks, programs, or printouts) that contain any customer information, financial information, product information, or other information that in any way relates to Company, its products or services, its clients, its suppliers, or other aspects of its business shall be immediately returned to Company. Employee further agrees to not retain any summary of such information.

     4.   CONFIDENTIAL INFORMATION/TRADE SECRETS.

          (a) Employee acknowledges that during the course and as a result of his or her employment, Employee may receive or otherwise have access to, or contribute to the production of, Confidential Information or Trade Secrets. "Confidential Information" or "Trade Secrets" means information that is proprietary to or in the unique knowledge of Company (including information discovered or developed in whole or in part by Employee); the Company's business methods and practices; or information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. It includes, among other things, strategies, procedures, manuals, confidential reports, lists of clients, customers, suppliers, past, current or possible future products or services, and information concerning research, development, accounting, marketing, selling or leases and the prices or charges paid by the Company's customers to the Company, or by the Company to its suppliers.

          (b) Employee further acknowledges and appreciates that any Confidential Information or Trade Secret constitutes a valuable asset of Company and that Company intends any such information to remain secret and confidential. Employee therefore specifically agrees that except to the extent required by Employee's duties to Company or as permitted by the express written consent of the Board of Directors, Employee shall never, either during employment with Company or at any time thereafter, directly or indirectly use, discuss or disclose any Confidential Information or Trade Secrets of Company or otherwise use such information to his or her own or a third party's benefit.

     5. CONSIDERATION. Employee and Company agree that the provisions of this Agreement are reasonable and necessary for the protection of Company and its business. In exchange for Employee's agreement to be bound by the terms of this Agreement, Company has provided Employee the consideration provided in paragraph 1. Employee accepts and acknowledges the adequacy of such consideration for this Agreement.

     6. REMEDIES FOR BREACH. Employee and Company acknowledge that a breach of the provisions of this Agreement may cause irreparable harm that may not be fully remedied by monetary damages. Accordingly, Employee and Company shall, in addition to any relief afforded by law, be entitled to injunctive or other equitable relief from the other for breach. Employee and Company agree that both damages at law and injunctive or other equitable relief shall be proper modes of relief and are not to be considered alternative remedies.

     7. EMPLOYEE'S ACKNOWLEDGEMENT OF REVIEW. Employee represents that Employee has carefully read and fully understands all provisions of this Agreement and that Employee has had a full opportunity to review this Agreement before signing and to have all the terms of this Agreement explained to her by counsel.

     8. GENERAL PROVISIONS. Employee and Company acknowledge and agree as follows:

          (a) This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard to such matters. This Agreement supersedes and replaces any prior agreement between the parties generally relating to the same subject matter.

          (b) This Agreement may be amended or modified only by a writing signed by both parties.

          (c) Waiver by either Company or Employee of a breach of any provision, term or condition hereof shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement.

          (d) This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. Company shall require any successor (whether direct or indirect, by asset or stock purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean include any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. No assignment of this Agreement shall be made by Employee, and any purported assignment shall be null and void.

          (e) No provision of this Agreement shall be construed as denying Company or Employee the right to terminate this Agreement consistent with the terms hereof.

          (f) Employee's obligations under paragraphs 2, 3, and 4 of this Agreement and Company's obligations under paragraph 1(c) and (d) shall survive any changes in Employee's employment status with Company, by promotion or otherwise, or Employee's resignation from, or termination of employment with, Company.

          (g) If any court finds any provision or part of this Agreement to be unreasonable, in whole or in part, such provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law. Any invalidation of any provision or part of this Agreement will not invalidate any other provision or part of this Agreement.

          (h) This Agreement will be construed and enforced in accordance with the laws and legal principles of the State of Minnesota. The Employee consents to the jurisdiction of the Minnesota courts for the enforcement of this Agreement.

          (i) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.


     9.   ARBITRATION.   Any claim, controversy or dispute arising between
the parties under this Agreement ("Dispute"), to the maximum extent allowed by law, shall be submitted to and finally resolved by, binding arbitration. Any party may file a written demand for arbitration with the American Arbitration Association, and shall send a copy of the demand for arbitration to the other party. The arbitration shall be conducted pursuant to the then current terms of the Federal Arbitration Act and the Rules of the American Arbitration Association. To the extent such rules are not inconsistent with the terms and conditions of this paragraph 9, the venue for the arbitration shall be Minneapolis, Minnesota. The arbitration shall be conducted before one arbitrator selected as follows: within ten business days after the filing of the demand for arbitration, each party shall designate a representative and, within ten business days after the end of such ten day period, such representatives shall select an arbitrator who will serve as the sole arbitrator of the Dispute. If the representatives of the parties are in good faith unable to agree upon an arbitrator during the latter ten day period, the arbitrator shall be selected through the American Arbitration Association's arbitrator selection procedures. The arbitrator shall promptly fix the time, date and place of the hearing and notify the parties accordingly. The arbitration shall be held and the decision of the arbitrator shall be provided as quickly as is reasonably possible and the arbitrator's decision may include an award of legal fees, costs of arbitration and interest. The arbitrator shall promptly transmit an executed copy of its decision to the parties, stating the reasons for the decision. The decision of the arbitrator shall be final, binding and conclusive upon the parties. Each Party shall have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding any other provision of this paragraph 9, any dispute in which a party seeks equitable relief may be brought in any court having competent jurisdiction.


THIS AGREEMENT IS INTENDED TO BE A LEGALLY BINDING DOCUMENT FULLY ENFORCEABLE IN ACCORDANCE WITH ITS TERMS. IF IN DOUBT, SEEK COMPETENT LEGAL ADVICE BEFORE SIGNING.




-------------------------------------------    -------------------------
                (Employee)                              Date



COGENERATION CORPORATION OF AMERICA



By
   ----------------------------------------    -------------------------
      Its Chairman of the Board                         Date



Employee acknowledges that she has received a copy of this Agreement.